EXHIBIT 3.2

                         CERTIFICATE OF AMENDMENT TO THE
                         CERTIFICATE OF INCORPORATION OF
                                 LCS GROUP, INC.

      Pursuant to Delaware Corporation Law Section 242, LCS Group, Inc., a corporation organized and existing under by virtue of the laws of the State of Delaware (the "Corporation"), does hereby certify:

      That pursuant to a written consent of the sole Director of the Corporation, the sole director recommended that the Corporation's stockholders approve the amendments to the Corporation's Certificate of Incorporation set forth below.

      That at a special meeting of the stockholders of the Corporations duly noticed and held on the 23rd day of January, 2004, the stockholders of the Corporation holding a majority in interest of the outstanding shares of common stock of the Corporation present at such meeting approved the following amendments to the Corporation's Certificate of Incorporation:

      FIRST: Article First of the Corporation's Certificate of Incorporation is amended in its entirety to read as follows:

            "FIRST: THE NAME OF THE CORPORATION IS CONVERSION SERVICES INTERNATIONAL, INC."

      IN WITNESS WHEREOF, the undersigned, being the President of the Corporation, has duly executed this Certificate of Amendment as of the 30th day of January 2004.



                                    LCS GROUP, INC.



                                    By: /s/ Scott Newman
                                        ------------------
                                        Name: Scott Newman
                                        Title:   President